Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2006 FOURTH QUARTER
AND FISCAL YEAR RESULTS

MERIDIAN, Idaho (November 7, 2006) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) announced financial results today for its fourth quarter and fiscal year ended September 30, 2006.

Fiscal Year 2006 Highlights:

•                  Revenue reached $606.2 million for the year, up 22.1% over 2005.

•                  Net income of $13.8 million for the year surpassed 2005 by more than 200%, resulting in diluted earnings per share of $1.25 compared to $0.68 in 2005.

•                  Field sales representatives increased to 155 as of September 30, 2006 from 133 at the beginning of the fiscal year.

•                  E-commerce sales, which represent approximately 23% of product sales, grew approximately 32% over the prior fiscal year.

•                  The asset acquisition of Northland Veterinary Supply, Ltd. in May 2006 expanded the Company’s market presence in the Midwestern region of the United States.

•                  The Company opened a new distribution center in Orlando, Florida, expanded operations in Denver, Colorado by moving to a new distribution and call-center facility, and expanded its existing distribution center in Harrisburg, Pennsylvania.

“The 2006 fiscal year marked another period of strong growth and achievement of our key financial objectives.  Our team’s commitment to customer service, integrity, innovation and quality continued to propel us forward as a market leader,” said Jim Cleary, President and Chief Executive Officer.  “We experienced market share gains across a broad range of geographic regions, product categories and customer segments.”

Total revenues grew 20.9% to $161.1 million for the three months ended September 30, 2006 compared to $133.3 million for the three months ended September 30, 2005.  Net income increased 264.2% to $3.3 million for the three months ended September 30, 2006 compared to $0.9 million for the same period in 2005.  Net income for the three months ended September 30, 2005 included a charge of $0.5 million for accretion of preferred stock dividends and a $2 million pre-tax charge related to the termination of a management consulting agreement.  Diluted earnings per share for the three months ended September 30, 2006 and 2005 were $0.28 and $0.10, respectively.

Total revenues grew 22.1% to $606.2 million for the fiscal year ended September 30, 2006 compared to $496.7 million in 2005.  Net income increased 203.6% to $13.8 million for the fiscal year ended September 30, 2006 compared to $4.6 million in 2005.  Diluted earnings per share for the twelve months ended September 30, 2006 and 2005 were $1.25 and $0.68, respectively.

Revenues attributable to new customers represented approximately 54.1% and 48.5% of the growth in total revenues during the three and twelve months ended September 30, 2006, respectively.  Revenue growth factors included:

•                  Successful integration of Northland Veterinary Supply, Ltd. in the third quarter of the current fiscal year contributed to new customer revenue growth of $4.2 million for the year and $2.7 million for the quarter ended September 30, 2006.

•                  The introduction of a new antibiotic to treat respiratory disease in cattle in July 2005 as well as the addition of a non-steroidal anti-inflammatory drug for dogs in March 2005 generated revenue growth for the Company in fiscal year 2006.

•                  Revenue for the fiscal year benefited from the conversion from a commission-only agency agreement to a buy/sell arrangement for an equine West Nile Virus vaccine in January 2005.

•                  The fiscal year 2006 included four quarters of revenues resulting from the acquisition of nearly all the assets of Vetpo Distributors, Inc. in January 2005.  Fiscal year 2005 included only three quarters of such revenues.

Gross profit increased by 19.8% to $22.5 million for the three months ended September 30, 2006, from $18.8 million for the same period in 2005.  Profit as a percentage of total revenues was 14.0% and 14.1% for the three months ended September 30, 2006 and 2005, respectively.  Gross profit was benefited by growth in vendor rebate dollars of $1.5 million as well as an increase in commission revenue.  These increases were offset by lower up-front margins and an increase in freight costs.  Of the $1.5 million vendor rebate growth during the three month period ended September 30, 2006, approximately $1.4 million ($0.9 million after-tax or $0.08 per diluted share), was a result of vendor modifications to rebate programs from annual-weighted calendar year growth targets to either quarterly or trimester growth targets.  These changes resulted in a shift of rebates that historically would have been earned in our first quarter ending December 31, 2006 of fiscal year 2007.

Gross profit increased by 26.0% to $88.1 million for the fiscal year ended September 30, 2006 from $69.9 million in 2005.  Gross profit as a percentage of total revenues was 14.5% and 14.1% for the twelve months ended September 30, 2006 and 2005, respectively, with the increase being attributed primarily to higher vendor rebates, which grew $5.9 million in fiscal year 2006 as compared to the prior year, and increased commission revenue.  This growth in gross profit was partially offset by increased freight costs.  The vendor rebate shift discussed previously benefited gross profit by approximately $2.5 million ($1.5 million after-tax or $0.14 per diluted share) for the fiscal year ended September 30, 2006.

Operating income increased 98.4% to $5.6 million for the three months ended September 30, 2006 from $2.8 million for the same period in 2005.  Operating income increased 50.2% to $23.7 million for the fiscal year ended September 30, 2006 from $15.8 million in 2005.  The fiscal year increase was the result of greater gross margins, combined with a decrease in selling, general and administrative expenses (“SG&A”).  SG&A as a percentage of revenue was 10.2% and 10.3% for the three months and fiscal year ended September 30, 2006, respectively, down from 11.7% and 10.6% for the same periods in 2005. The decreases were primarily due to a $2 million pre-tax charge for the termination of a management services and consulting agreement in August 2005.  The decrease was partially offset by increased costs for distribution supplies and public company costs.

Net income increased 264.2% to $3.3 million for the quarter ended September 30, 2006 compared to $0.9 million for the same period the prior year.  Diluted earnings per share were $0.28 and $0.10 per share for the quarters ended September 30, 2006 and 2005, respectively, an increase of 180%.  Net income increased 203.6% to $13.8 million for the fiscal year ended September 30, 2006 compared to $4.6 million in 2005.  Diluted earnings per share were $1.25 and $0.68 for the years ended September 30, 2006 and 2005, respectively, an increase of 83.8%.  The net income and diluted share increases reflect the following:

•                  Redemption of all Series A preferred stock in August 2005, eliminating accretion of dividends for 2006.  The accretion of dividends for the fiscal year ending September 30, 2005 was $4.1 million.

•                  Reduction in the effective tax rate from 50.2% and 52.8% for the quarter and year ended September 30, 2005 to 38.5% and 37.8% for the same periods in 2006.  This reduction is primarily attributable to the redemption of the preferred stock.

•                  Issuance of approximately 5 million shares of common stock for the company’s initial public offering in August 2005.

•                  Issuance of 908,846 shares of common stock, including the partial exercise by the underwriters in the over-allotment option of 39,281 shares in the Company’s follow-on offering completed in the fourth quarter ended September 30, 2006.  We used net proceeds of $27.3 million received from this offering to pay down our borrowings on our revolving credit facility, which had an effective interest rate of 8.25% at September 30, 2006.

Business Outlook

The company estimates that for the fiscal year ending September 30, 2007, revenues will grow approximately 18% from $606.2 million in fiscal year 2006 to approximately $715 million and diluted earnings per share will be approximately $1.35 per share.  The Company estimates an effective tax rate of approximately 38.5% in 2007.  These estimates are based on the Company’s current calendar-year vendor contracts which typically undergo annual renegotiation and for which terms include items such as rebates, commissions, and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 7, 2006 at 11:00 a.m. eastern standard time to discuss these results and the business outlook.  Participants can access the conference call by dialing (800) 475-3716 and international callers can access the conference by dialing (719) 457-2728.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 14, 2006 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 8949470 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

Condensed Consolidated

Statements of Income

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$161,077	$133,264	$606,194	$496,655
Cost of product sales	138,542	114,446	518,068	426,709
Gross profit	22,535	18,818	88,126	69,946
Selling, general and administrative expenses	16,429	15,611	62,470	52,647
Depreciation and amortization	554	408	1,964	1,528
Operating income	5,552	2,799	23,692	15,771
Interest expense	(361)	(1,120)	(1,959)	(6,515)
Other income	132	125	499	399
Income before taxes	5,323	1,804	22,232	9,655
Income tax expense	(2,049)	(905)	(8,396)	(5,098)
Net income	$3,274	$899	$13,836	$4,557

Net income per share - diluted	$0.28	$0.10	$1.25	$0.68
Weighted average common shares outstanding - diluted	11,623	9,113	11,072	6,697

Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2006	2005
Assets
Cash	$37	$31
Receivables, net	99,518	77,099
Inventories	85,083	68,786
Prepaid expenses and other current assets	2,651	2,011
Deferred income taxes	502	482
Total current assets	187,791	148,409

Property and equipment, net	7,053	6,919
Goodwill	31,562	29,739
Intangibles, net	2,381	1,644
Other assets, net	1,772	1,533
Total Assets	$230,559	$188,244

Liabilities
Line-of-credit	$10,559	$24,690
Accounts payable	82,561	69,382
Accrued expenses	6,919	6,341
Current portion of long-term debt	97	97
Total current liabilities	100,136	100,510

Deferred income taxes	505	650
Long-term debt	292	390

Stockholders’ Equity	129,626	86,694
Total Liabilities and Stockholders’ Equity	$230,559	$188,244